Exhibit 99.1  PROMISSORY NOTE

                                 PROMISSORY NOTE


$700,000.00                                            Irvine, California
                                                        November 16, 2001


     This Promissory Note ("Note") is executed this 16th day of November 2001, and is entered into by and between Global Foods Online, Inc., a Nevada Corporation (hereunder "Maker"), and Lutrex Enterprises, Inc., a California Corporation (hereunder "Holder").

     FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Holder or order, the principal sum of seven hundred thousand dollars ($700,000.00) in Common Stock of the Maker, payable as follows:

1.  PAYMENTS.

     Payments are to be made according to the following schedule: Beginning on June 8, 2002, and continuing on the eighth day of each successive month for nine more months, a payment in the amount of $70,000.00 of restricted common stock of the Maker, the actual amount of stock to be issued to the Holder to be calculated by the closing bid price of the Maker on the eighth day of each month on which payment is due, and if there is not a closing bid price on that day, then the amount to be calculated will be calculated according to the next available closing bid price.

2.  FORM OF PAYMENT, SECURITY INTEREST.

     All payments pursuant to this Note shall be made in common stock of the Maker. It is understood that in any month Maker may elect to tender lawful U.S. currency in lieu of the payment in common stock of the Maker. This note is secured by the Maker's own Common Stock.

3.  PREPAYMENT.

     Maker may not prepay this Note in whole or in part .

4.  USURY LAWS.

     It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to this Note. None of the terms and provisions contained in this Note or any other document or instrument securing the indebtedness evidenced hereby or related hereto shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest in excess of the maximum amount permissible under applicable federal or state usury laws. If under any circumstances whatsoever fulfillment of any provision hereof or any documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Holder shall ever receive an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, the excess shall be deemed to have been a payment by mistake and shall be refunded to maker or to any other person making such payment on Maker's behalf. All sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness of Maker evidenced hereby, outstanding from time to time, shall, to the extent permitted by law, and to the extent necessary to preclude exceeding the limit of validity prescribed by law, be amortized, prorated, allocated and spread from the date of this Note so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker, and endorser or guarantor and Holder.

5.  General Provisions.

     5.1 Assignment. Neither this Agreement nor any rights of Maker hereunder may be assigned by Maker to any other person or entity without the prior written consent of Holder.

     5.2 Attorneys' Fees. In the event any dispute arises under this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

     5.3 Choice of Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Santa Ana or the state courts of the State of California sitting in the City of Santa Ana in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

     5.4 Costs and Expenses. The parties shall be responsible for and shall pay their own costs and expenses, including without limitation attorneys' fees and accountants' fees and expenses, in connection with the conduct of the due diligence inquiry, negotiation, execution and delivery of this Agreement and the instruments, documents and agreements executed in connection with this Agreement.

     5.5 Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

     5.6 Entire Agreement: Amendment. This Agreement, together with the exhibits to this Agreement and the other instruments and documents delivered in connection with this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     5.7 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

     5.8 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

     IN WITNESS WHEREOF, the parties named below have caused this Agreement to be executed and delivered as of the date first above written.


WITNESS:                                        GLOBAL FOODS ONLINE, INC.,
                                                a Nevada corporation


s/s David Gordon                                /s/ John Harrison
David Gordon                                    John Harrison, President